Summit Therapeutics Inc Reports Financial Results and Operational Progress
for the Second Quarter Ended June 30, 2022

Menlo Park, California, August 11, 2022 - Summit Therapeutics Inc. (NASDAQ: SMMT) ("Summit," "we," or the "Company") today reports its financial results and provides an update on operational progress for the second quarter ended June 30, 2022.

Financial Highlights
•Aggregate cash, accounts receivable, and tax credits receivable on June 30, 2022 totaled $74.0 million as compared to $89.0 million on December 31, 2021. Our cash balance on June 30, 2022 was $57.3 million as compared to $71.8 million on December 31, 2021. Accounts receivable and research and development tax credits receivable on June 30, 2022 were $16.7 million as compared to $17.2 million on December 31, 2021.

•Net loss for the three months ended June 30, 2022 and 2021 was $16.8 million and $24.4 million, respectively. Net loss for the six months ended June 30, 2022 and 2021 was $38.2 million and $41.9 million, respectively.

•Operating cash outflow for the six months ended June 30, 2022 and 2021 was $38.2 million and $39.8 million, respectively.

•On June 22, 2022, the Company announced a Rights Offering for its existing shareholders to participate in the purchase of additional shares of its common stock. The Rights Offering commenced on July 18, 2022, and the associated subscription rights expired on August 8, 2022. Through the fully subscribed Rights Offering, the Company raised $100.0 million in gross proceeds through the issuance and sale of approximately 103 million shares of its common stock at a price per share of $0.97. Issuance costs associated with the Rights Offering were approximately $0.1 million, resulting in net proceeds of approximately $99.9 million.
◦In connection with the closing of the rights offering, a $25.0 million note payable with the Company's Chairman and CEO, Robert W. Duggan, matured and became due, and the Company repaid all principal and accrued interest via a portion of the proceeds from this Rights Offering.

•During the three months ended June 30, 2022, the Company received non-dilutive funding of $0.1 million from the Biomedical Advanced Research and Development Authority ("BARDA"), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, in support of the Company's Ri-CoDIFy clinical trials and clinical development of ridinilazole. As of June 30, 2022, an aggregate of $58.0 million out of a potential award of $72.5 million has been received from BARDA under contract number HHSO100201700014C. The contract with BARDA was set to expire on April 30, 2022. The contract was extended through December 2022 as a no cost contract, solely to close out open activities. Remaining potential funding from BARDA has not been included in aggregate cash and receivables balances, above.

•During the three months ended June 30, 2022, the Company received non-dilutive funding of $0.3 million from the Trustees of Boston University under the Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator ("CARB-X") program, in support of IND-enabling activities for SMT-738.

As of June 30, 2022, an aggregate of $1.2 million out of a potential of up to $7.8 million of funding has been received from CARB-X. Remaining potential funding from CARB-X has not been included in aggregate cash and receivables balances, above.

Operational & Corporate Updates
•Our intention is to expand our pipeline product portfolio in the therapeutic area of oncology and/or product offerings that are designed to work in harmony with the human gut microbiome. We intend to enact this through business development activities, including possible acquisitions and/or collaborations in addition to internal research and discovery efforts.

•In July 2022, we held a Type C meeting with the US Food & Drug Administration (the “FDA”) during which we discussed certain data from the Ri-CoDIFy Phase III clinical trial with the agency. The FDA and Summit discussed a possible pathway in which to advance ridinilazole forward with the goal of achieving marketing authorization. This pathway would involve at least one additional clinical trial. We plan to explore this possibility.

•During the second quarter of 2022, we continued to expand and bolster our leadership team to fit the expansive vision of our Company going forward. In doing so, we have appointed two individuals to positions of senior leadership, continuing to enhance the strong existing core leadership team and positioning the Company well for our strategic goals in the coming years.
◦In May, Ankur Dhingra joined Summit as our Chief Financial Officer. Mr. Dhingra was most recently the CFO of CareDx; previously, he spent over 15 years at Agilent Technologies, holding positions of increasing responsibility across its finance organization, including serving in multiple business unit CFO roles. Mr. Dhingra has over 20 years of progressive financial leadership experience in the fields of healthcare, medical devices, and technology and has assumed responsibility for Summit's human resources and information technology functions in addition to his finance responsibilities.
◦In April, Urte Gayko, PhD, was appointed as our Head of Regulatory, Safety, and Quality. Dr. Gayko, who is also a member of our Board of Directors, was most recently the Senior Vice President of Drug Development & Regulatory Affairs at Nektar Therapeutics; she was previously the Global Head of Regulatory Affairs and Pharmacovigilance at Pharmacyclics, Inc. Dr. Gayko has over 20 years of experience in regulatory affairs and clinical development ranging from pre-commercial entities to large biopharmaceutical companies, including Amgen and AbbVie.

•We are continuing to perform IND-enabling activities for our second drug candidate, SMT-738.

Summit Therapeutics’ Mission Statement
To build a viable, long-lasting health care organization that assumes full responsibility for designing, developing, trial execution and enrollment, regulatory submission and approval, and successful commercialization of patient, physician, caregiver, and societal-friendly medicinal therapy intended to: improve quality of life, increase potential duration of life, and resolve serious medical healthcare needs. To identify and control promising product candidates based on exceptional scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner, and to engage commercialization and/or development partners when appropriate.

We accomplish this by building a team of world class professional scientists and business administrators that apply their experience and knowledge to this mission. Team Summit exists to pose, strategize, and execute a path forward in medicinal therapeutic health care that places Summit in a well-deserved, top market share, leadership position. Team Summit assumes full responsibility for stimulating continuous expansion of knowledge, ability, capability, and well-being for all involved stakeholders and highly-valued shareholders.

About Summit Therapeutics
Summit was founded in 2003 and our shares are listed on the Nasdaq Global Market (symbol ‘SMMT’). We are headquartered in Menlo Park, California, and we have additional offices in Oxford, UK and Cambridge, UK.

For more information, please visit https://www.summittxinc.com and follow us on Twitter @summitplc.

Contact Summit Investor Relations:
Dave Gancarz
Head of Stakeholder Relations & Corporate Strategy
david.gancarz@summitplc.com

General Inquiries:
investors@summitplc.com

Summit Forward-looking Statements
Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, the impact of the COVID-19 pandemic on the Company’s operations and clinical trials, potential acquisitions and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the results of our evaluation of the underlying data in connection with the topline results of our Phase III Ri-CoDIFy study evaluating ridinilazole, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, and global public health crises, including the coronavirus COVID-19 outbreak, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company’s pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" section of filings that the Company makes with the Securities and Exchange Commission. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of ridinilazole. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

SUMMIT THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
In thousands, except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$235	$57	$485	$249

Operating expenses:
Research and development	9,008	23,923	29,564	42,302
General and administrative	6,933	5,984	13,592	10,169
Total operating expenses	15,941	29,907	43,156	52,471
Other operating income	3,014	6,120	7,821	11,569
Operating loss	(12,692)	(23,730)	(34,850)	(40,653)
Other expense, net	(4,079)	(686)	(3,318)	(1,251)
Net loss	$(16,771)	$(24,416)	$(38,168)	$(41,904)

Basic and diluted loss per share	$(0.17)	$(0.27)	$(0.38)	$(0.48)

Comprehensive loss:
Net loss	$(16,771)	$(24,416)	$(38,168)	$(41,904)
Other comprehensive (loss) income:
Foreign currency translation adjustments	789	540	(971)	1,215
Comprehensive loss	$(15,982)	$(23,876)	$(39,139)	$(40,689)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)
In thousands

	June 30, 2022	December 31, 2021

Cash	$57,335	$71,791
Total assets	$95,718	$113,374
Total liabilities	$44,401	$30,090
Total stockholders' equity	$51,317	$83,284

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
(Unaudited)
In thousands

	Six Months Ended June 30,
	2022	2021

Net cash used in operating activities	$(38,218)	$(39,843)
Net cash used in investing activities	(654)	(190)
Net cash provided by financing activities	25,187	75,979
Effect of exchange rate changes on cash	(771)	1,023

(Decrease) Increase in cash	$(14,456)	$36,969